Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com

For Immediate Release

MasTec Posts 83.5% Increase in Net Income for Third Quarter of 2005

Coral Gables, FL (November 7, 2005) — MasTec, Inc. (NYSE: MTZ) today announced that for the quarter ended September 30, 2005, net income increased to $7.7 million, or $0.16 basic net income per share and $0.15 diluted net income per share, on revenue of $243.5 million. This compares with net income of $4.2 million, or $0.09 basic and diluted net income per share, on revenue of $246.6 million for the third quarter of 2004.

Austin J. Shanfelter, MasTec’s President and Chief Executive Officer commented, “We are pleased with our continued margin improvement, and we expect the upward trend to continue. We have been disciplined in the quarter to accept new projects only when appropriate margins are available. As our core businesses continue to expand, margin will be our number one focus.”

At September 30, 2005, MasTec had gross liquidity, defined as bank cash plus availability on the bank credit facility, of $51 million compared with $20 million at September 30, 2004.

For the fourth quarter of 2005, MasTec expects revenue between $220 and $230 million and earnings per share to range from $0.07 to $0.10 per share. The guidance is based on current expectations and estimates and assumes stability in each of the Company’s operations, modest growth in fiber deployment, favorable weather conditions and an economy that remains stable.

Management will hold a conference call to discuss results of operations for the nine month period ended September 30, 2005 on Tuesday, November 8, 2005 at 10:00 a.m. Eastern time. The call in number for the conference call is (913) 312-1293 and the replay number is (719) 457-0820, with a pass code of 4170251. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:

Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	For the Three Months Ended September 30,
	2005	2004

Revenue	$243,548	$246,622
Costs of revenue, excluding depreciation	207,373	217,070
Depreciation	4,335	4,084
General and administrative expenses	18,546	16,921
Interest expense, net	4,827	4,710
Other income, net	—	(754)

Income from continuing operations before minority interest	8,467	4,591
Minority interest	(573)	(326)

Income from continuing operations	7,894	4,265
Discontinued operations:
Loss on discontinued operations, net of tax benefit of $0 in 2005 and 2004	(145)	(42)
Loss on write-off of assets of discontinued operations, net	—	—
Loss on sale of assets of discontinued operations, net of tax benefit	—	—

Net income	$7,749	$4,223

Basic weighted average common shares outstanding	49,039	48,395

Basic net income per share:
Continuing operations	$.16	$.09
Discontinued operations	—	—

Total basic net income per share	$.16	$.09

Diluted weighted average common shares outstanding	50,033	48,703

Diluted net income per share:
Continuing operations	$.15	$.09
Discontinued operations	—	—

Total diluted net income per share	$.15	$.09

Condensed Balance Sheets
(In thousands) (Unaudited)
	September 30, 2005	December 31, 2004

Assets
Total current assets	$317,795	$312,258
Property and equipment, net	56,451	69,303
Goodwill	138,640	138,640
Deferred taxes	52,658	50,732
Other assets	43,845	29,590

Total assets	$609,389	$600,523

Liabilities and Shareholders' Equity
Current liabilities	$185,819	$177,795
Other liabilities	37,039	35,516
Long-term debt	196,126	196,059
Total shareholders' equity	190,405	191,153

Total liabilities and shareholders' equity	$609,389	$600,523

Condensed Statements of Cash Flows
(In thousands) (Unaudited)
	For the Nine Months Ended September 30,
	2005	2004

Cash flows from operating activities:
Net cash used in operating activities	$(17,299)	$(17,295)
Net cash used in investing activities	(2,102)	(2,186)
Net cash provided by financing activities	2,297	4,268

Net decrease in cash and cash equivalents	(17,104)	(15,213)
Net effect of currency translation on cash	(90)	261
Cash and cash equivalents - beginning of period	19,548	19,415
Cash used in discontinued operations	540	(746)

Cash and cash equivalents - end of period	$2,894	$3,717

MasTec <www.mastec.com> is a leading specialty contractor operating throughout the United States and in Canada across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication, utility infrastructure and transportation systems.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, the highly competitive nature of our industry, dependence on a limited number of customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.